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                                                FILED PURSUANT TO RULE 424(b)(3)
                                            REGISTRATION STATEMENT NO. 333-69122

                           PROSPECTUS SUPPLEMENT NO. 1
                                       TO
                       PROSPECTUS DATED NOVEMBER 13, 2001

                    SALEM COMMUNICATIONS HOLDING CORPORATION

                                OFFER TO EXCHANGE
                 9% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2011
           WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                       FOR
                         ANY AND ALL OF THE OUTSTANDING
                      9% SENIOR SUBORDINATED NOTES DUE 2011
              (CUSIP NOS. 79409P AA 3, 79409P AB 1 AND U8639B AA 2)

                            -------------------------

         The following information supplements, and must be read in connection with, the information contained in the Prospectus, dated November 13, 2001 (the "Prospectus"), of Salem Communications Holding Corporation, a Delaware corporation. This Prospectus Supplement No. 1 must accompany or follow a copy of the Prospectus. All capitalized terms not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

         The following information replaces in its entirety the information provided in the Prospectus under the captions "Prospectus Summary -- Summary of the Exchange Offering -- Expiration Date," "The Exchange Offer -- Expiration Date; Extensions; Amendments," "The Exchange Offer -- Exchange Agent," and in the left column of the back cover page of the Prospectus.

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                               PROSPECTUS SUMMARY

                        SUMMARY OF THE EXCHANGE OFFERING

Expiration Date . . . . . . . . .   5:00 p.m., New York City time, December 14,
                                    2001, unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended. If Salem Holding chooses to provide a subsequent offering period, Salem Holding will announce the commencement of such subsequent offering period prior to 9:00 a.m. New York City time on the business day following expiration of the initial offering period. See "The
                                    Exchange Offer -- Expiration Date;
                                    Extensions; Amendments."

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                               THE EXCHANGE OFFER

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

         The expiration date for the exchange offer is 5:00 p.m. New York City time, on December 14, 2001, unless Salem Holding, in its reasonable discretion, extends the exchange offer. If Salem Holding does extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended.
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Salem Holding expressly reserves the right, subject to applicable law, at any time and from time to time:

         - to terminate the exchange offer if it determines, in its reasonable discretion, that any of the events or conditions referred to under " -- Conditions to the Exchange Offer" has occurred or exists or has not been satisfied;

         - to extend the expiration date and retain all old notes tendered pursuant to the exchange offer, subject, however, to the right of holders of old notes to withdraw their tendered old notes as described under " -- Withdrawal of Tenders";

         - to provide a subsequent offering period beginning on the next business day following the expiration date of the initial offering period; and

         - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

         If all the conditions to the exchange offer are satisfied or waived, Salem Holding will accept all old notes tendered for exchange following the expiration date in effect at the time of acceptance. Salem Holding may thereafter declare a subsequent offering period for an additional period or periods totaling between three to 20 business days. During any subsequent offering period, Salem Holding will promptly accept for exchange all old notes that are validly tendered. Old notes tendered during any subsequent offering period will be accepted promptly following tender and may not be withdrawn by the noteholder.

         If Salem Holding amends the exchange offer in a manner it determines constitutes a material change, or if it waives a material condition of the exchange offer, it will promptly disclose such material amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected old notes, and it will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         Any such extension, termination, amendment or declaration of a subsequent offering period will be followed as promptly as possible by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we nay choose to make any public announcement, and subject to applicable laws, Salem Holding will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

                            ------------------------

                               THE EXCHANGE OFFER

EXCHANGE AGENT

         The Bank of New York has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                           BY HAND, OVERNIGHT COURIER,
                     OR REGISTERED/CERTIFIED MAIL DELIVERY:
                              The Bank of New York
                          Corporate Trust Window-Lobby
                                 15 Broad Street
                               New York, NY 10007
                          Attention: Carolle Montreuil

                                  BY FACSIMILE:
                                  212/235-2256


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                              CONFIRM BY TELEPHONE:
                                  212/235-2354

                                  BY U.S. MAIL:
                              The Bank of New York
                                 P.O. Box 11265
                              Church Street Station
                          Fiscal Agencies Dept. 101B 7E
                               New York, NY 10286

     DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

                            ------------------------

                         LEFT COLUMN OF BACK COVER PAGE

ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT, QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                           By Hand, Overnight Courier,
                     or Registered/Certified Mail Delivery:
                              The Bank of New York
                          Corporate Trust Window-Lobby
                                 15 Broad Street
                               New York, NY 10007

                          Attention: Carolle Montreuil

                                  By Facsimile:
                                  212/235-2256

                              Confirm by Telephone:
                                  212/235-2354

                                  By U.S. Mail:
                              The Bank of New York
                                 P.O. Box 11265
                              Church Street Station
                          Fiscal Agencies Dept. 101B 7E
                               New York, NY 10286

     (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

     NO BROKER DEALER OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE UNAUTHORIZED INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT

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CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY
OTHER THAN THE SECURITIES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     UNTIL FEBRUARY 11, 2002 (90 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

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           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 14, 2001


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